UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 3, 2009

HECLA MINING COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-8491	77-0664171
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6500 North Mineral Drive, Suite 200

Coeur d’Alene, Idaho 83815-9408

(Address of Principal Executive Offices) (Zip Code)

(208) 769-4100

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Entry into Fourth Amendment to Credit Agreement

On April 16, 2008, we announced the entry into an Amended and Restated Credit Agreement with The Bank of Nova Scotia (the “Credit Agreement”) for a $380 million debt facility, consisting of a $140 million three year amortizing term facility maturing on March 31, 2011, and a $240 million bridge facility originally maturing on October 16, 2008. Funds from the Credit Agreement, together with internal cash sources, were used to fund the cash portion of our purchase of the remaining 70.27% interest of the Greens Creek joint venture in April 2008. The Credit Agreement is incorporated herein by reference hereto from Exhibit 10.1.

On October 16, 2008, we announced that we had repaid in the six months prior $200 million of the $240 million bridge facility and extended the maturity date for the remaining $40 million of the bridge facility pursuant to the First Amendment to Amended and Restated Credit Agreement (the “First Amendment”), which is incorporated by reference hereto from Exhibit 10.2. The First Amendment extended the maturity date of the remaining portion of the bridge facility to February 16, 2009; provided, however, that we furnish our lenders with a life of mine plan for each of the Greens Creek Mine and the Lucky Friday Mine by November 14, 2008 (“First Amendment Hecla Mine Plan”), and our lenders do not notify us that such First Amendment Hecla Mine Plan is unsatisfactory by December 10, 2008.

On December 10, 2008, we announced that our lenders notified us that the First Amendment Mine Plan was satisfactory, thereby confirming a maturity date of February 16, 2009 for the remaining $40 million of the bridge facility. We also entered into the Second Amendment to Amended and Restated Credit Agreement (the “Second Amendment”) which is incorporated by reference hereto from Exhibit 10.3. The Second Amendment waived the requirement that proceeds from any financing completed by us be used for paying down the bridge loan and the term facility for up to $20,000,000 of net proceeds received by us in a financing completed by December 31, 2008. We completed a financing by December 31, 2008, which included the offering of (i) approximately 10.24 million shares of our common stock, par value $0.25 per share, at an offering price of $2.05 per share, (ii) Series 1 warrants to purchase up to approximately 7.68 million shares of our common stock at an initial exercise price of $2.45 per share, (iii) Series 1 warrants (exercisable at $2.56 per share on or after June 9, 2009 through June 9, 2014) to purchase 460,976 shares of common stock, and (iv) Series 2 warrants to purchase up to 7.68 million shares of our common stock at an exercise price of $2.35 per share.

On December 31, 2008, we announced we had entered into the Third Amendment to Amended and Restated Credit Agreement (the “Third Amendment”), which is incorporated by reference hereto from Exhibit 10.4. The Third Amendment moved the $18.3 million quarterly principal payment due on our term facility on December 31, 2008 to February 13, 2009 and also provided us financial covenant relief for the period ended December 31, 2008. In exchange for this principal payment deferral and covenant relief, we have agreed in the Third Amendment to (i) increase the interest rate on our term facility to 6% over LIBOR or 5% over the base rate, (ii) additional reporting requirements, (iii) grant additional security interests on the assets of our domestic subsidiaries with limited exceptions, (iv) have all our domestic subsidiaries guaranty the term facility and bridge facility with limited exceptions, (v) additional limitations on our covenants until February 13, 2009, (vi) keep unencumbered cash on hand in an amount not less than $10,000,000, (vii) retain a chief restructuring officer, and (viii) move the maturity date of the bridge facility from February 16, 2009 to February 13, 2009.

On February 3, 2009, we announced we had entered into the Fourth Amendment to Amended and Restated Credit Agreement (the “Fourth Amendment,” together with the First Amendment, the Second Amendment and the Third Amendment, the “Amendments”), which is incorporated by reference hereto from Exhibit 10.5. The Fourth Amendment defers all of our scheduled principal payments on our term facility in 2009 so that our next scheduled principal payments are $15,000,000 on March 31, 2010 and on the last day of each calendar quarter thereafter until the maturity date of March 31, 2011 on which the then remaining $61,666,667 principal amount is due and payable. In exchange for this principal payment deferral, we have agreed in the Fourth Amendment to (i) pay off our bridge facility with funds from an equity or subordinated debt offering of at least $50 million on or before February 12, 2009, (ii) pay an additional fee to our lenders upon effectiveness of the Fourth Amendment, and on each subsequent July 1st and January 1st, by issuing to the lenders an aggregate amount of our 12% convertible preferred stock (the “Convertible Preferred Stock”) equal to 3.75% of the aggregate principal amount of the term facility outstanding on such date until the term facility is paid off in full, (iii) revise our financial covenants, including, without limitation, the addition of a liquidity covenant, and extend certain additional limitations on our covenants until the March 31, 2011 maturity date of the term facility, and (iv) make additional mandatory prepayments of our remaining term facility with 75% of our semi-annual excess cash flow and with proceeds we receive from asset sales and the issuance of additional equity and debt, with limited exceptions. The form of Certificate of Designations with respect to the Convertible Preferred Stock is incorporated by reference hereto from Exhibit 3.1. The Fourth Amendment is not effective unless and until certain conditions are met, including the receipt of net proceeds from an equity or subordinated debt offering by February 12, 2009 of at least $50 million and payment of our bridge facility.

The Credit Agreement, as amended, contains representations and warranties we made. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that we have exchanged in connection with signing the Credit Agreement and the Amendments. While we do not believe that they contain information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure schedules do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Credit Agreement, as amended. Accordingly you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying disclosure schedules. The Credit Agreement and the Amendments have been incorporated by reference herein to provide you with information regarding their terms. They are not intended to provide any other factual information about us and are subject to change as described above. Such information about us can be found elsewhere in other public filings we have made with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The disclosure schedules contain information that has been included in our general prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Credit Agreement, as amended, which subsequent information may or may not be fully reflected in public disclosures.

Item 2.02.	Results of Operations and Financial Condition.

On February 3, 2009, we issued a news release containing certain preliminary unaudited results for our Fourth Quarter 2008 and a production outlook for 2009. The news release is attached hereto as Exhibit 99.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed under Item 1.01 and in Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 is incorporated herein by reference.

Item 8.01.	Other Events.

Through this filing, we are also updating our risk factors from those described in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our subsequent Quarterly Report on Form 10-Q for the period ended September 30, 2008. The following are the updated risk factors.

Deferral of dividends on our preferred stock may have adverse consequences.

In December 2008, we announced that we were deferring dividends scheduled for January 1, 2009 on our Series B Preferred Stock and 6.5% Mandatory Convertible Preferred Stock. Failures to pay such dividends will affect our eligibility to file Registration Statements on Form S-3 and our status as a “well-known seasoned issuer” in 2009, which may increase the expense and time associated with both the filing and effectiveness of future Registration Statements and the consummation of future financings. In the event we continue to defer dividends for six dividend periods, our holders of preferred stock will be able to elect two directors.

Our ability to market our metals production may be affected by disruptions or closures of custom smelters and/or refining facilities.

We sell substantially all of our metallic concentrates to custom smelters, with our doré bars sent to refiners for further processing before being sold to metal traders. If our ability to sell concentrates to our contracted smelters becomes unavailable to us, it is possible our operations could be adversely affected.

Efforts to reduce costs may not be successful or may have adverse consequences.

In order to improve our cash position, we have taken a number of actions to reduce costs, including staff reductions and delaying or canceling exploration, development, and capital projects. These cost reduction efforts may not significantly reduce costs, particularly in the short term, and may adversely affect our current and future operations, production, reserves, regulatory posture, operating infrastructure, and financial results.

Our ability to recognize the benefits of deferred tax assets is dependent on future cash flows, taxable income and possible Internal Revenue Code limitations.

We recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Otherwise, a valuation allowance is applied against deferred tax assets. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows from operations and the application of existing tax laws in each jurisdiction. Metal price estimates are a key component used in the determination of our ability to realize the expected future benefit of our deferred tax assets. To the extent that future cash flows and taxable income differ significantly from estimates as a result of a decline in the metals prices or other factors, our ability to realize the deferred tax assets could be impacted. Additionally, future issuances of common stock or common stock equivalents could limit our ability to utilize our net operating loss carry-forwards pursuant to Section 382 of the Internal Revenue Code. Future changes in tax law could limit our ability to obtain future tax benefits. As of September 30, 2008, our current and non-current deferred tax asset balances were $10.6 million and $36.5 million, respectively. See Note 3 of Notes to Condensed Consolidated Financial Statements (Unaudited) to our Form 10-Q for the period ended September 30, 2008 for further discussion of our deferred tax assets.

Item 9.01.	Financial Statements and Exhibits.

(99)	Exhibits.

Exhibit Number	Description
3.1	Form of Certificate of Designations for 12% Convertible Preferred Stock.*

4.1	Form of Certificate of Designations for 12% Convertible Preferred Stock. Filed as Exhibit 3.1 hereto and incorporated herein by reference.

10.1	Amended and Restated Credit Agreement dated April 16, 2008, by and among Hecla Mining Company, various Lenders, and The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and Scotia Capital as Sole Lead Arranger and Sole Bookrunner. Filed as Exhibit 10.1 to registrant’s Current Report on Form 8-K filed on April 22, 2008 (File No. 1-8491), and incorporated herein by reference.

10.2	First Amendment to Credit Agreement effective October 16, 2008, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders. Filed as Exhibit 10.2 to registrant’s Current Report on Form 8-K filed on October 16, 2008 (File No. 1-8491), and incorporated herein by reference.

10.3	Second Amendment to Credit Agreement effective December 10, 2008, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders. Filed as Exhibit 10.4 to registrant’s Current Report on Form 8-K filed on December 11, 2008 (File No. 1-8491), and incorporated herein by reference.

10.4	Third Amendment to Credit Agreement effective December 30, 2008, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders. Filed as Exhibit 10.4 to registrant’s Current Report on Form 8-K filed on January 2, 2009 (File No. 1-8491), and incorporated herein by reference.

10.5	Fourth Amendment to Credit Agreement effective February 3, 2009, by and among Hecla Mining Company, The Bank of Nova Scotia, as the Administrative Agent for the Lenders, and various Lenders (Exhibit A to Fourth Amendment to Credit Agreement effective February 3, 2009 is filed as Exhibit 3.1 hereto and incorporated herein by reference.).*

99.1	Press Release, dated February 3, 2009.*

*	Filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 3, 2009

Hecla Mining Company

By:	/s/ James A. Sabala
James A. Sabala
Senior Vice President & Chief Financial Officer